Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

PARTS iD, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate- Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	37,889,029	$0.46025	$17,438,425.60	$0.0001102	$1,921.71
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$17,438,425.60	$0.0001102	$1,921.71
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$1,921.71

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on July 26, 2023.

(3)	Represents 37,889,029 shares of common stock issuable upon the exercise of convertible promissory notes and warrants held collectively by the selling stockholders.